[LETTER HEAD]
                               Marcus A. Sanders,
                                 Attorney At Law
                                542 62nd Street,
                                Oakland, CA 94609

April 10, 2001


Board of Directors
Wasatch Pharmaceutical, Inc.
310 East 4500 South, Suite 450
Murray, UT 84107

     Re: Wasatch Pharmaceutical, Inc.
         Amendment No. 1 to Registration Statement on Form SB-2

Gentlemen:

         Wasatch Pharmaceutical (the "Company") retained me in connection with the registration statement (the "Registration Statement") on Form SB-2 to be filed by the Company with the Securities and Exchange Commission relating to the securities of the Company. You requested that I render my opinion as to whether or not the securities the Company wants to issue on the terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

         In connection with this request, I examined the following:

         1. Articles of Incorporation of the Company, and amendments thereto;
         2. Bylaws of the Company;
         3. Unanimous consent resolutions of the Company's board of directors;
         4. The Registration Statement;
         5. Settlement Agreement with Aspen
         6. Notice and issuance of the Warrants to the Shareholders

         I examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

         Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and nonassessable under corporate laws of the state of Utah.

         This opinion is limited in scope to the shares to be issued pursuant to the Registration Statement and does not cover subsequent issuance of shares to be made in the future. Such transactions are required to be included in either a new registration statement or a post-effective amendment to the Registration Statement, including updated opinions concerning the validity of issuance of such shares.

         Further, I consent to my name, Marcus A. Sanders, Attorney At Law being included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

/s/ Marcus A. Sanders